Exhibit 99.1

PHH Corporation Announces First Quarter 2015 Results

1Q15 Highlights:

•                  Net income attributable to PHH Corporation of $21 million or $0.40 per basic share, which includes a $65 million pre-tax favorable market-related fair value adjustment to our mortgage servicing rights (MSRs), net of derivative gains related to MSRs.

•                  Realized $11 million of operating benefits in 1Q15 compared to 1Q14 from our re-engineering activities, representing 20% of our target annualized operating benefits.  Invested $9 million of operating expenses and $1 million of capital expenses in our re-engineering efforts and evaluation of select growth opportunities.

•                  Signed renegotiated contracts with clients representing approximately 50% of our 2014 total private label closing volume.

•                  Mortgage applications of $15.2 billion, a 46% increase from $10.4 billion in 1Q14.  Interest rate lock commitments (“IRLCs”) expected to close of $2.1 billion, a 22% increase from $1.8 billion in 1Q14.

•                  Total closings of $9.4 billion, a 27% increase from $7.4 billion in 1Q14.  Purchase closings of $3.8 billion, a 6% increase from $3.6 billion in 1Q14.  Total loan margin of 315 bps, a 24 bps increase from 291 bps in 1Q14.

Mount Laurel, NJ — May 6, 2015 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended March 31, 2015.

For the quarter ended March 31, 2015, the Company reported net income attributable to PHH Corporation of $21 million or $0.40 per basic share.  Net loss from continuing operations attributable to PHH Corporation for the quarter ended March 31, 2014, was $58 million or $1.01 per basic share.

For the quarter ended March 31, 2015, core loss (after-tax)* and core loss per share*, which exclude a $65 million pre-tax favorable market-related MSR fair-value adjustment, net of derivative gains related to MSRs, were $20 million and $0.38, respectively.

Tangible book value per share* was $31.64 at March 31, 2015, up 5% from $30.21 at December 31, 2014

Notable items in each respective period included the following:

	Three Months Ended
	March 31,
	2015		2014
	Pre-Tax	Post-Tax	Pre-Tax	Post-Tax
	$	Per Share	$	Per Share
Notable Items:
Re-engineering investments	$(6)	$(0.07)	$—	$—
Growth investments	(3)	(0.03)	—	—
Severance	—	—	(1)	(0.01)

In addition to the notable items presented above, our results for the three months ended March 31, 2015 include $8 million of expenses associated with the sale and separation of our Fleet business, net of transition services revenue.

Glen A. Messina, president and CEO of PHH Corporation, said, “During the first quarter we continued to execute on the strategies that were established upon completion of the sale of the Fleet business in 2014.  We reduced our outstanding common shares by an additional 1.6 million through the successful completion of our accelerated share repurchase programs, achieved $44 million of annualized operating benefits as a result of our re-engineering actions, and signed revised agreements with clients representing approximately 50% of our 2014 total private label closing volume.  Provided that market and interest rate conditions materialize as expected, and the successful continued execution of our re-engineering actions, we anticipate reporting positive core earnings for the second half of 2015, excluding one-time items.”

Messina added, “I am pleased with our progress to date, but we have more work to do since the achievement of meaningful and sustained profitability at our targeted return levels will require the continued successful execution of both our re-engineering and growth initiatives.  We are confident that the investments in our business will continue to pay off and we look forward to responding to the challenges and opportunities that lie ahead in our mortgage production and servicing businesses.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Net revenues	$261	$111
Income (loss) from continuing operations before income taxes	31	(93)
Net income (loss) from continuing operations attributable to PHH Corporation	21	(58)
Net income (loss) attributable to PHH Corporation	21	(42)

Earnings (loss) per share from continuing operations:
Basic	$0.40	$(1.01)
Diluted	$0.34	$(1.01)

Weighted-average common shares outstanding:
Basic shares (in millions)	51.173	57.544
Diluted shares (in millions)	60.556	57.544

Non-GAAP Results*
Core loss (pre-tax)	$(36)	$(52)
Core loss (after-tax)	(20)	(34)

Core loss per share	$(0.38)	$(0.60)

Adjusted cash flow	$8	$(96)

* Non-GAAP Financial Measures

Non-GAAP financial measures for all periods presented reflect the continuing operations of the Company and exclude the results of the Fleet business and amounts related to the disposition of the business.

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production

Mortgage Production Segment Results

Mortgage Production segment loss in the first quarter of 2015 was $19 million, compared to a segment loss of $26 million in the fourth quarter of 2014 and a segment loss of $60 million in the first quarter of 2014.  The $7 million improvement in segment loss during the first quarter of 2015 compared to the fourth quarter of 2014 was primarily due to a $18 million increase in Gain on loans held for sale, net driven by a 33% increase in IRLCs expected to close that was partially offset by a $7 million increase in Total expenses.  The $41 million improvement in segment loss in the first quarter of 2015 compared to the first quarter of 2014 was due to a $55 million increase in Total revenue driven by a 22% increase in IRLCs expected to close and a 27% increase in Total closings that was partially offset by a $10 million increase in total expenses, primarily from higher closing volume.

Mortgage Production Statistics

Total first quarter 2015 mortgage closings were $9.4 billion, consistent with the fourth quarter of 2014 and up 27% from the first quarter of 2014.  Retail closings were also level with the fourth quarter of 2014 and increased 30% compared to the first quarter of 2014.  Fee-based closings as a percentage of total closings continued to remain high in the first quarter of 2015, decreasing slightly to 67% of total closings from 68% of total closings in the fourth quarter of 2014 and increasing from 65% of total closings in the first quarter of 2014.  The high percentage of fee-based closings continues to adversely affect the profitability of our Mortgage Production segment as the revenue per loan on fee-based closings is generally lower than the revenue per loan on saleable closings.

IRLCs expected to close of $2.1 billion in the first quarter of 2015 increased 33% from the fourth quarter of 2014 and 22% from the first quarter of 2014, primarily reflecting the short-term drop in mortgage interest rates that occurred during the first quarter of 2015.  Although primary mortgage rates declined by only 12 bps during the first quarter of 2015, we observed a 38 bps peak decline in mortgage interest rates that resulted in a short-term increase in refinance activity. Total loan margin on IRLCs expected to close for the first quarter of 2015 was 315 bps, a 24 bps increase from both the fourth quarter of 2014 and the first quarter of 2014.  The increase in total loan margin is consistent with the drop in interest rates experienced during the first quarter of 2015 as loan margins tend to widen in periods of declining interest rates as industry participants attempt to balance origination volume with operational capacity.

Mortgage Servicing

Mortgage Servicing Segment Results

Mortgage Servicing segment profit in the first quarter of 2015 was $57 million, compared to a segment loss of $13 million in the fourth quarter of 2014 and a segment loss of $29 million in the first quarter of 2014.  The first quarter of 2015 segment profit included a $12 million favorable market-related fair value adjustment to our mortgage servicing rights (MSRs), and a $53 million net derivative gain related to MSRs.  This compares to a $68 million unfavorable market-related fair value adjustment to our MSR in the fourth quarter of 2014 partially offset by a $56 million net derivative gain related to MSRs. Although primary mortgage rates declined by 12 bps, the favorable market-related fair value adjustment during the first quarter of 2015 includes $46 million of favorable adjustments associated with updates to our prepayment model to align modeled and actual prepayments and changes from market data calibration.  The sequential quarter improvement in segment results was also driven by a decrease in Total expenses resulting from lower provisions for legal and regulatory contingencies that was partially offset by higher Repurchase and foreclosure-related charges.

Mortgage Servicing Statistics

At March 31, 2015, the unpaid principal balance (“UPB”) of our capitalized servicing portfolio was $108.8 billion, down 3% from December 31, 2014, and 14% from March 31, 2014.  Our capitalized servicing portfolio continues to decline as payoffs curtailments and sales continue to exceed additions from new loan production.  During the first quarter of 2015, we have continued to execute sales of newly-created MSRs for which we retain the right to subservice the underlying loans.

At March 31, 2015, the UPB of our total loan servicing portfolio was $224.2 billion, representing a 1% decrease from both December 31, 2014 and March 31, 2014.  The year-over-year slight decrease in our total loan servicing portfolio primarily reflects the declines in our capitalized servicing portfolio and a sale of a delinquent GNMA portfolio, which transferred in the first quarter of 2015 that was partially offset by an increase in our subservicing UPB.  The increase in subserviced loans was primarily driven by fee-based closings and sales of newly-created MSRs.

Mortgage Servicing Rights

At March 31, 2015, the book value of our MSR was $986 million, representing a 91 bps capitalized servicing rate.  The MSR book value and capitalized servicing rate at December 31, 2014 was $1.0 billion and 89 bps of the capitalized loan servicing portfolio.  During the first quarter of 2015, the primary mortgage rate used to value our MSR declined 12 bps.  As previously discussed, although primary mortgage rates declined by 12 bps, the favorable market-related fair value adjustment during the first quarter of 2015 includes $46 million of favorable adjustments associated with updates to our prepayment model to align modeled and actual prepayments and changes from market data calibration.  The MSR book value at March 31, 2014 was $1.2 billion, representing a 96 bps capitalized servicing rate.  During the first quarter of 2015, $20 million in MSR book value was added from loans sold and $12 million was added from market-related fair value adjustment, which was more than offset by a $38 million decrease related to prepayments and the receipt of recurring cash flows, and a $13 million decrease from MSR sales.

Liquidity Update

Liquidity at March 31, 2015, included $1.2 billion in unrestricted Cash and cash equivalents, excluding cash held in variable interest entities.  As of March 31, 2015, we had $860 million total principal of unsecured debt outstanding.

During the first quarter of 2015 we completed the final settlement of our accelerated share repurchase programs, which were announced in the third quarter of 2014.  As a result of the final settlement of these programs, we reduced our issued and outstanding common shares by 1,574,252 during the first quarter of 2015.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, May 7, 2015, to discuss its first quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 224-1005 or (913) 312-1507 and using the conference ID 9398060 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation with an appendix of supplemental schedules will accompany the conference call and be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Thursday, May 7, 2015, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through May 22, 2015, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 9398060, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage.  Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States.  PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors	Media
Rob Crowl	Dico Akseraylian
robert.crowl@phh.com	dico.akserylian@phh.com
856-917-7118	856-917-0066

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014
REVENUES
Origination and other loan fees	$58	$47
Gain on loans held for sale, net	82	51
Net loan servicing income:
Loan servicing income	104	115
Change in fair value of mortgage servicing rights	(26)	(79)
Net derivative gain related to mortgage servicing rights	53	6
Net loan servicing income	131	42
Net interest expense:
Interest income	9	8
Secured interest expense	(9)	(9)
Unsecured interest expense	(17)	(29)
Net interest expense	(17)	(30)
Other income	7	1
Net revenues	261	111
EXPENSES
Salaries and related expenses	87	89
Commissions	19	15
Loan origination expenses	24	19
Foreclosure and repossession expenses	15	14
Professional and third-party service fees	42	28
Technology equipment and software expenses	10	8
Occupancy and other office expenses	12	13
Depreciation and amortization	5	6
Other operating expenses	16	12
Total expenses	230	204
Income (loss) from continuing operations before income taxes	31	(93)
Income tax expense (benefit)	8	(33)
Income (loss) from continuing operations, net of tax	23	(60)
Income from discontinued operations, net of tax	—	16
Net income (loss)	23	(44)
Less: net income (loss) attributable to noncontrolling interest	2	(2)
Net income (loss) attributable to PHH Corporation	$21	$(42)
Basic earnings (loss) per share:
From continuing operations	$0.40	$(1.01)
From discontinued operations	—	0.28
Total attributable to PHH Corporation	$0.40	$(0.73)
Diluted earnings (loss) per share:
From continuing operations	$0.34	$(1.01)
From discontinued operations	—	0.28
Total attributable to PHH Corporation	$0.34	$(0.73)

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2015	2014

ASSETS
Cash and cash equivalents	$1,269	$1,259
Restricted cash	46	56
Mortgage loans held for sale	971	915
Accounts receivable, net	126	123
Servicing advances, net	680	694
Mortgage servicing rights	986	1,005
Property and equipment, net	35	36
Other assets	225	208
Total assets	$4,338	$4,296

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$209	$244
Subservicing advance liabilities	357	347
Debt	1,784	1,739
Deferred taxes	259	262
Loan repurchase and indemnification liability	62	63
Other liabilities	68	70
Total liabilities	2,739	2,725
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,571	1,545
Noncontrolling interest	28	26
Total equity	1,599	1,571
Total liabilities and equity	$4,338	$4,296

Segment Results

( In millions)

	First Quarter 2015				First Quarter 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$58	$—	$—	$58	$47
Gain on loans held for sale, net	82	—	—	82	51
Loan servicing income	—	104	—	104	115
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(38)	—	(38)	(34)
Market-related(1)	—	12	—	12	(45)
Net derivative gain related to MSRs	—	53	—	53	6
Net interest expense:
Interest income	9	—	—	9	8
Secured interest expense	(6)	(3)	—	(9)	(9)
Unsecured interest expense	(8)	(9)	—	(17)	(29)
Other income	2	2	3	7	1
Net revenues	137	121	3	261	111
Salaries and related expenses	55	16	16	87	89
Commissions	19	—	—	19	15
Loan origination expenses	24	—	—	24	19
Foreclosure and repossession expenses	—	15	—	15	14
Professional and third-party service fees	7	7	28	42	28
Technology equipment and software expenses	1	4	5	10	8
Occupancy and other office expenses	7	4	1	12	13
Depreciation and amortization	3	—	2	5	6
Other operating expenses:
Repurchase and foreclosure-related charges	—	2	—	2	—
Overhead Allocation - IT	17	6	(23)	—	—
Overhead Allocation - Other	15	5	(20)	—	—
Other	6	5	3	14	12
Total expenses	154	64	12	230	204
(Loss) income from continuing operations before income taxes	(17)	57	(9)	$31	$(93)
Less: income attributable to noncontrolling interest	2	—	—
Segment (loss) profit	$(19)	$57	$(9)

(1)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production Segment

($ In millions)

	Three Months Ended
	March 31,
	2015	2014	Change
Closings:
Saleable to investors	$3,102	$2,609	19%
Fee-based	6,250	4,775	31%
Total	$9,352	$7,384	27%
Purchase	$3,816	$3,590	6%
Refinance	5,536	3,794	46%
Total	$9,352	$7,384	27%
Retail - PLS	$7,047	$5,420	30%
Retail - Real Estate	2,019	1,556	30%
Total retail	9,066	6,976	30%
Wholesale/correspondent	286	408	(30)%
Total	$9,352	$7,384	27%
Retail - PLS (units)	13,625	12,022	13%
Retail - Real Estate (units)	7,608	6,752	13%
Total retail (units)	21,233	18,774	13%
Wholesale/correspondent (units)	1,307	1,663	(21)%
Total (units)	22,540	20,437	10%
Applications:
Saleable to investors	$5,368	$3,906	37%
Fee-based	9,808	6,463	52%
Total	$15,176	$10,369	46%
Retail - PLS	11,430	7,464	53%
Retail - Real Estate	3,142	2,370	33%
Total retail	14,572	9,834	48%
Wholesale/correspondent	604	535	13%
Total	$15,176	$10,369	46%
Retail - PLS (units)	21,926	16,134	36%
Retail - Real Estate (units)	11,706	9,858	19%
Total retail (units)	33,632	25,992	29%
Wholesale/correspondent (units)	2,582	2,274	14%
Total (units)	$36,214	$28,266	28%
Other:
IRLCs expected to close	$2,135	$1,750	22%
Total loan margin on IRLCs (in basis points)	315	291	8%
Loans sold	$2,964	$2,923	1%

Mortgage Production Segment

(in millions)

	Three Months Ended
	March 31,
	2015	2014	Change
Origination and other loan fees	$58	$47	23%
Gain on loans held for sale, net	82	51	61%
Net interest expense	(5)	(17)	(71)%
Other income	2	1	100%
Net revenues	137	82	67%
Salaries and related expenses	55	62	(11)%
Commissions	19	15	27%
Loan origination expenses	24	19	26%
Professional and third-party service fees	7	8	(13)%
Technology equipment and software expenses	1	1	—
Occupancy and other office expenses	7	8	(13)%
Depreciation and amortization	3	3	—
Other operating expenses	38	28	36%
Total expenses	154	144	7%
Loss before income taxes	(17)	(62)	(73)%
Less: net income (loss) attributable to noncontrolling interest	2	(2)	n/m (1)
Segment loss	$(19)	$(60)	(68)%

(1)	n/m- Not meaningful

Mortgage Servicing Segment

($ In millions)

	March 31,
	2015	2014	Change
Total loan servicing portfolio	$224,194	$225,744	(1)%
Number of loans in owned portfolio (units)	697,090	794,648	(12)%
Number of subserviced loans (units)	426,538	406,287	5%
Total number of loans serviced (units)	1,123,628	1,200,935	(6)%
Capitalized loan servicing portfolio	$108,792	$127,158	(14)%
Capitalized servicing rate	0.91%	0.96%
Capitalized servicing multiple	3.2	3.3
Weighted-average servicing fee (in basis points)	29	29

	Three Months Ended
	March 31,
	2015	2014	Change
Average total loan servicing portfolio	$225,591	$226,272	—
Average capitalized loan servicing portfolio	110,823	128,241	(14)%
Payoffs and principal curtailments of capitalized portfolio	4,579	4,129	11%
Sales of capitalized portfolio	1,228	124	n/m (1)

	Three Months Ended
	March 31,
	2015	2014	Change
Net loan servicing income	$131	$42	212%
Net interest expense	(12)	(13)	(8)%
Other income	2	—	100%
Net revenues	121	29	317%
Salaries and related expenses	16	15	7%
Foreclosure and repossession expenses	15	14	7%
Professional and third-party service fees	7	7	—
Technology equipment and software expenses	4	4	—
Occupancy and other office expenses	4	4	—
Depreciation and amortization	—	1	(100)%
Other operating expenses	18	13	38%
Total expenses	64	58	10%
Segment profit (loss)	$57	$(29)	n/m (1)

(1)	n/m - Not meaningful

	March 31, 2015		December 31, 2014
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(1)
30 days	1.89%	1.40%	2.43%	1.75%
60 days	0.40	0.29	0.58	0.41
90 or more days	0.92	0.68	1.13	0.85
Total	3.21%	2.37%	4.14%	3.01%
Foreclosure/real estate owned(2)	2.13%	1.94%	2.22%	2.04%

(1)	Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)

As of March 31, 2015 and December 31, 2014, the total servicing portfolio included 20,059 and 21,456 of loans in foreclosure with an unpaid principal balance of $3.9 billion and $4.1 billion, respectively.

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	March 31, 2015			December 31, 2014
		Interest	Available
	Balance	Rate(1)	Capacity(2)	Balance
	(In millions)
Committed warehouse facilities	$853	2.2%	$1,222	$800
Uncommitted warehouse facilities	—	—	2,500	—
Servicing advance facility	97	2.7%	58	108

Convertible notes due in 2017(3)	219	6.0%	n/a	216
Term notes due in 2019	275	7.375%	n/a	275
Term notes due in 2021	340	6.375%	n/a	340
Unsecured debt	834			831
Total	$1,784			$1,739

(1)

Interest rate shown represents the stated interest rate of outstanding borrowings, which may differ from the effective rate due to the amortization of premiums, discounts and issuance costs. Warehouse facilities and the servicing advance facility are variable-rate. Rate shown for warehouse facilities represents the weighted-average rate of current outstanding borrowings.

(2)	Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements, including asset-eligibility requirements.

(3)

Balance is net of unamortized discount of $26 million and $29 million as of March 31, 2015 and December 31, 2014, respectively. The effective interest rate of the Convertible notes due 2017 is 13%, which includes the accretion of the discount and issuance costs.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures for all periods presented reflect the continuing operations of the Company and exclude the results of the Fleet business and amounts related to the disposition of the business.

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share involves differences from Segment profit or loss, Income or loss from continuing operations before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share should be considered as supplementary to, and not as a substitute for, Segment profit or loss, Income or loss from continuing operations before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share from continuing operations computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow excludes the change in the Cash balance of discontinued operations and involves differences from Net increase or decrease in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase or decrease in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

Non-GAAP metrics are used in managing certain aspects of the Company’s business.  For example, management’s reviews of results incorporate Non-GAAP metrics and certain of the Company’s debt agreements contain covenants calculated using a measure similar to the calculations of the Non-GAAP metrics.  The Company has also designed certain management incentives based upon the achievement of targets related to Non-GAAP metrics. The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit or loss, Income or loss from continuing operations before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share from continuing operations attributable to PHH Corporation in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance from continuing operations excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.

Limitations on the use of Core Earnings:  Since core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance from continuing operations excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings or loss (pre-tax and after-tax) and core earnings or loss per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow excludes the change in the Cash balance of discontinued operations and measures the Company’s Net increase or decrease in cash and cash equivalents from continuing operations for a given period excluding changes resulting from the issuance or repurchase of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins.

Limitations on the use of Adjusted Cash Flow:  Adjusted cash flow is not a substitute for the Net increase or decrease in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended
	March 31,
	2015	2014
Income (loss) from continuing operations before income taxes — as reported	$31	$(93)
Less: net income (loss) attributable to noncontrolling interest	2	(2)
Segment profit (loss)	29	(91)
Market-related fair value adjustments (1)	(12)	45
Net derivative gain related to MSRs	(53)	(6)
Core loss (pre-tax)	$(36)	$(52)

Net income (loss) attributable to PHH Corporation — as reported	$21	$(42)
Less: Income from discontinued operations, net of tax	—	16
Net income (loss) from continuing operations attributable to PHH Corporation	21	(58)
Market-related fair value adjustments, net of taxes (1)(2)	(8)	27
Net derivative gain related to MSRs, net of taxes(2)	(33)	(3)
Core loss (after-tax)	$(20)	$(34)

Basic earnings (loss) per share from continuing operations — as reported	$0.40	$(1.01)
Market-related fair value adjustments, net of taxes (1)(3)	(0.15)	0.47
Net derivative gain related to MSRs, net of taxes(3)	(0.63)	(0.06)
Core loss per share	$(0.38)	$(0.60)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)	For the three months ended March 31, 2015 and 2014, an incremental effective tax rate of 39% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts.

(3)	Basic weighted-average shares outstanding of 51.173 million and 57.544 million for the three months ended March 31, 2015 and 2014, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	First Quarter 2015
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment (loss) profit	$(19)	$57	$(9)
Market-related fair value adjustments(1)	—	(12)	—
Net derivative gain related to MSRs	—	(53)	—
Core loss	$(19)	$(8)	$(9)

	First Quarter 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment loss	$(60)	$(29)	$(2)
Market-related fair value adjustments(1)	—	45	—
Net derivative gain related to MSRs	—	(6)	—
Core (loss) earnings	$(60)	$10	$(2)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended
	March 31,
	2015	2014

Net increase (decrease) in Cash and cash equivalents — as reported	$10	$(90)
Less: Increase in cash balance of discontinued operations	—	(4)
Net increase (decrease) in Cash attributable to continuing operations	10	(94)
Adjustments:
Issuances of common stock	(2)	(2)
Adjusted cash flow	$8	$(96)

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	March 31,	December 31,
	2015	2014
PHH Corporation stockholders’ equity — as reported	$1,571	$1,545
Goodwill	—	—
Intangible assets	—	—
Tangible book value	$1,571	$1,545
Common shares issued and outstanding	49,654,752	51,143,723
Tangible book value per share	$31.64	$30.21